Exhibit 99.1

NV ENERGY, INC.
2013 LONG TERM INCENTIVE PLAN

Article 1

Establishment, Effective Date, Purpose, Duration, and Glossary

1.1                 Establishment of the Plan.  NV Energy, Inc., a Nevada corporation (the “Company”), hereby establishes the NV Energy, Inc. 2013 Long Term Incentive Plan (the “Plan”).  The Plan will supersede and replace the Amended and Restated NV Energy, Inc. 2004 Executive Long-Term Incentive Plan, which was most recently amended and restated effective January 1, 2011 (the “2004 Plan”).  The 2004 Plan shall remain in effect until all awards granted under such plan have been exercised, forfeited or canceled or have otherwise expired or terminated.  No awards will be made pursuant to the 2004 Plan on or after the date on which this Plan is approved by Company’s shareholders.

1.2                 Effective Date.   The Plan is effective as of the date it is approved by the Company’s Board of Directors (the “Effective Date”), but is subject to approval by the Company’s shareholders at its 2013 Annual Meeting.  Any Awards granted prior to shareholder approval shall be expressly conditioned on shareholder approval of the Plan.

1.3                 Purpose of the Plan.  The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders, customers, and employees by providing Participants with an incentive for outstanding performance.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent. The Plan emphasizes pay-for-performance by tying reward opportunities to carefully determined and articulated performance goals at corporate, business unit, and individual levels.

To further these objectives the Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Performance Cash, Stock Grants, Stock Units and Dividend Equivalent Rights.

1.4                 Duration of the Plan.  The Plan shall remain in effect subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 14 or until all Shares available for grant under the Plan have been granted (or purchased).  However, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date unless the shareholders of the Company approve an extension of the Plan.

1.5                 Glossary.  Defined terms used in this Plan are set forth in the attached Glossary, which is incorporated into and made part of this Plan.

Article 2

Administration

2.1                 The Committee.  The Plan shall be administered by the Committee.  The Committee shall consist of not less than two members of the Board who are: (i) “independent directors” as defined in the NYSE Listing Standards; (ii) “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act; and (iii) “outside directors” within the meaning of Section 162(m) of the Code, in each case, as each such rule or regulation is in effect from time to time. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

2.2                 Action of the Committee.  A majority of the Committee shall constitute a quorum.  The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all of the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.

2.3                 Authority of the Committee.  Subject to the Company’s Articles of Incorporation and Bylaws, such restrictions and limitations as may be imposed by the Board and the express provisions of the Plan or applicable law, the Committee shall have full power to: (i) designate Participants to receive Awards; (ii) determine the size and types of Awards; (iii) determine the times when Awards are to be granted; (iv) determine the other terms and conditions of Awards, and the forms and provisions of any Award Agreement, in a manner consistent with the Plan, including but not limited to, any schedule for lapse of restrictions or limitations, and accelerations or waivers thereof, based in each case on such considerations as the Committee deems appropriate; (v) construe and interpret the Plan and any Award Agreement or instrument entered into under the Plan; (vi) establish, amend, or waive rules and regulations for the Plan’s administration; and (vii) subject to the provisions of Article 14, amend the terms and conditions of any outstanding Award.  The Committee also shall have the power and authority to make all other determinations which may be necessary or advisable for the administration of the Plan.

2.4                 Decisions Binding.  All determinations and decisions made by the Committee with respect to the Plan or any Award and all related orders or resolutions of the Board shall be final, conclusive and binding on all parties.

2.5                 Delegation to Grant Awards.  To the extent not inconsistent with applicable law, including Section 162(m) of the Code with respect to Awards intended to comply with the performance-based compensation exception under Section 162(m), or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may (i) delegate to  a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards, and (ii) authorize one or more executive officers to do one or more of the following with respect to Employees who are not directors or executive officers of the Company (A) designate Employees to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such Employees, and (C) cancel or suspend Awards to such Employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award, and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

Article 3

Shares Subject to the Plan

3.1                 Number of Shares.  Subject to adjustment as provided in Section 3.4, the total number of Shares available for grant under the Plan shall be 8,707,154.  The number of Shares available for grant shall be reduced by one Share for every one Share granted under this Plan, plus one Share for each Share subject to Awards granted on or after January 1, 2013 under the 2004 Plan.  As provided in Section 1.1, no Awards will be made pursuant to the 2004 Plan on or after the date on which this Plan is approved by the Company’s shareholders.

3.2                 Award Limits.  Subject to adjustment as provided in Section 3.4, no Participant may be granted (i) Options or Stock Appreciation Rights during any calendar year with respect to more than 2,000,000 Shares, and (ii) Awards (other than Options or Stock Appreciation Rights) during any calendar year that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares under which more than 1,000,000 Shares may be earned for each 12 months in the vesting period or Performance Period.  During any calendar year no Participant may be granted Performance-Based Compensation Awards denominated in cash under which more than $5,000,000 may be earned for each 12 months in the Performance Period.  Each of the limitations in this section shall be multiplied by two with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company and its Subsidiaries.  If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this section.

3.3                 Share Counting.

(a)            If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan, or (ii) after December 31, 2012, any Shares subject to an award under the 2004 Plan are forfeited, an award under the 2004 Plan expires or otherwise terminates without issuance of such shares, or an award under the 2004 Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the shares subject to such award (including on payment in Shares on exercise of a Stock Appreciation Right), then in each such case the Shares subject to the Award or award under the 2004 Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan on a one-for-one basis.

(b)                 In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be available for grant under the Plan on a one-for-one basis.  In the event that after December 31, 2012, (i) any option or award under the 2004 Plan is exercised through the tendering of Shares (either by actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be available for grant under the Plan on a one-for-one basis.

3.4                 Adjustments in Authorized Shares.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock (or special cash) dividend, split-up, stock split, reverse stock split, spin-off, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee, in its sole discretion and to the extent it deems equitable and appropriate to prevent dilution or enlargement of rights, shall make a proportionate adjustment in: (i) the number and class of Shares which may be delivered under the Plan; (ii) the number of Shares set forth in Sections 3.1 and 3.2 and any other similar numeric limit expressed in the Plan; and (iii) the number and class of and/or price of Shares subject to outstanding Awards.  Notwithstanding anything in the Plan to the contrary, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative securities as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustments made pursuant to this Section 3.4 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.

3.5                 Replacement Awards.  In the event of any corporate transaction in which the Company or a Subsidiary acquires a corporate entity which, at the time of such transaction, maintains an equity compensation plan that has been approved by its shareholders (an “Acquired Plan”), the Committee may make Awards to assume, substitute or convert such outstanding awards in such manner as may be determined to be appropriate and equitable by the Committee.  Options or SARs issued pursuant to this Section shall not be subject to the requirement that the exercise price of such Award not be less than the Fair Market Value of Stock on the date the Award is granted.  Shares used in connection with an Award granted in substitution for an award outstanding under an Acquired Plan under this Section shall not be counted against the number of shares of Stock reserved under this Plan under Section 3.1.  Any Shares authorized and available for issuance under the Acquired Plan shall, subject to adjustment as described in Section 3.4, be available for use in making Awards under this Plan with respect to persons eligible under such Acquired Plan, by virtue of the Company’s assumption of such Acquired Plan, consistent with Rule 303A.08 of the NYSE Listed Company Manual, as such Rule may be amended or replaced from time to time.

3.6                 Fractional Shares. No fractional Shares shall be issued pursuant to the Plan.  Unless the Committee specifies otherwise in the Award Agreement or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional Shares.  In the event of adjustment as provided in Section 3.4 or the issuance of replacement awards as provided in Section 3.5, the total number of Shares subject to any affected Award shall always be a whole number by rounding any fractional Shares to the nearest whole Share.

Article 4

Eligibility and Participation

4.1                 Eligibility.  Persons eligible to participate in this Plan include all Employees of the Company and its Subsidiaries, including members of the Board of the Company and its Subsidiaries who are also Employees.  Awards (other than ISOs) may also be granted to prospective Employees, but no portion of any such Award will vest, become exercisable, be issued or become effective prior to the date on which such individual begins to provide services to the Company or any Subsidiary.

4.2                 Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5

Stock Options

5.1                 Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. The Committee may grant either Nonqualified Stock Options or Incentive Stock Options and, subject to the limits of Section 3.2,  shall have complete discretion in determining the number of Shares subject to Options granted to each Participant.

5.2                 Award Agreement.  Each Option granted shall be evidenced by an Award Agreement that shall specify the type of Option, the Option price, the duration of the Option, the number of Shares to which the Option pertains, and such other terms and conditions as the Committee shall determine. If the Option is intended to be an Incentive Stock Option, the Award Agreement shall so specify. If such Option is not designated as an Incentive Stock Option, such Option shall be deemed a Nonqualified Stock Option.

5.3                 Option Price; No Repricing.  The exercise price per Share for any Option shall be at least equal to 100% of the Fair Market Value of one Share on the Grant Date.  Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s shareholders, an Option may not be amended or modified to reduce the exercise price after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new Option having an exercise price below that of the Option being surrendered or exchanged, except in connection with an adjustment pursuant to Section 3.4.

5.4                 Duration of Options.  Each Option shall expire at such time as the Committee shall determine as of the Grant Date; provided, however, that no Option shall be exercisable later than the 10th anniversary date of the Grant Date.

5.5                 Exercise of Options.  Options shall be exercisable at such times and in such manner, and shall be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

5.6                 Payment.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed delivered to Participants.  The permissible forms of payment shall include, but not be limited to, cash, a promissory note (other than for executive officers), any net-issuance arrangement, or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements).

5.7                 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

5.8                 Termination of Employment.  Unless otherwise provided in the Award Agreement, the following rules shall apply to Nonqualified Stock Options upon a Termination of Employment:

(a)            If a Participant incurs a Termination of Employment, all unvested Nonqualified Stock Options shall be forfeited.

(b)           If a Participant incurs a Termination of Employment on account of Disability, death, or Retirement, all vested Nonqualified Stock Options shall remain exercisable until the earlier of (i) the scheduled expiration date of the Nonqualified Stock Options, or (ii) 12 months after the date of the Participant’s Termination of Employment on account of Disability, death or Retirement.

(c)            If a Participant incurs a Termination of Employment for any reason other than Disability, death, or Retirement, all vested Nonqualified Stock Options shall lapse (and no longer be exercisable) as of the end of the 90th day following the date of the Participant’s Termination of Employment.  Notwithstanding the foregoing, in the event that on the last business day of the term of an Option, other than an Incentive Stock Option (i) the exercise of the Option is prohibited by applicable law, or (ii) Shares may not be purchased or sold by certain Employees due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

5.9                 Nontransferability of Options.  No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, all Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.  Notwithstanding the foregoing, the Committee may, in its discretion, permit the transfer of an Option to a family member, trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.

5.10              Incentive Stock Options. The following additional rules shall apply to Incentive Stock Options granted pursuant to this Article 5:

(a)            Incentive Stock Options shall be granted only to Participants who are Employees.

(b)           The exercise price per Share shall not be less than 100% of the Fair Market Value of one Share on the Grant Date.

(c)            In no event may any Incentive Stock Option be exercisable for more than 10 years from the Grant Date.

(d)           An Incentive Stock Option shall lapse in the following circumstances:

(i)       The Incentive Stock Option shall lapse 10 years from the Grant Date, unless an earlier time is specified in the Award Agreement.

(ii)     The Incentive Stock Option shall lapse upon the end of the three month period following the date of Termination of Employment for any other reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii)    Unless otherwise provided in the Award Agreement, if the Participant incurs a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option, or (b) 12 months after the date of the Participant’s Termination of Employment on account of Disability or death.  Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(e)            The aggregate Fair Market Value (determined as of the time an Award is made) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as may be imposed by Section 422(d) of the Code, as it may be amended or replaced from to time.  To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Nonqualified Stock Options.

(f)            An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.

(g)            No Award of an Incentive Stock Option may be made pursuant to this Plan after the 10th anniversary of the Effective Date, unless the shareholders of the Company vote to approve an extension of the Plan.

(h)           Except as provided in Section 5.10(d)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(i)             The maximum aggregate number of Shares available for grant under the Plan as Incentive Stock Options is the same numeric limit set forth in Section 3.1.

Article 6

Stock Appreciation Rights

6.1                 Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee.  The Committee may grant Freestanding SARs, Tandem SARs, or any combination thereof, and shall have complete discretion in determining the number of SARs granted to each Participant.

6.2                 Award Agreements.  Each SAR granted shall be evidenced by an Award Agreement that shall specify the type of SAR, the base value of the SAR, the duration of the SAR, the number of Shares to which the SAR pertains, and such other terms and conditions as the Committee shall determine.

6.3                 Base Value; No Repricing.  The base value of a Freestanding SAR shall equal 100% of the Fair Market Value of one Share on the Grant Date and the base value of a Tandem SAR shall equal 100% of the Fair Market Value of one Share on the Grant Date of the Option related to the Tandem SAR.  Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s shareholders, a SAR may not be amended or modified to reduce the base value after the Grant Date, or surrendered in consideration of or exchanged for cash, other Awards or a new SAR having a base value below that of the SAR being surrendered or exchanged, except in connection with an adjustment pursuant to Section 3.4.

6.4                 Duration of SARs.  Each SAR shall expire at such time as the Committee shall determine as of the Grant Date; provided, however, that no SAR shall be exercisable later than the tenth anniversary of the Grant Date.

6.5                 Exercise of SARs.  SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the relation Option.  A Tandem SAR may be exercisable only with respect to the Shares for which its related Option is then exercisable.  Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO:  (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the difference between the exercise price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.  For the avoidance of doubt, no SAR shall become exercisable before it vests.

6.6                 Payment for SAR.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the Fair Market Value of one Share as of the date of exercise over the base value fixed by the Committee at the Grant Date; by (ii) the number of Shares with respect to which the SAR is exercised.  Payment shall be made in the manner and at the time specified by the Committee in the Award Agreement.  At the discretion of the Committee, the Award Agreement may provide for the payment for the SARs in cash, in Shares of equivalent value, or in a combination thereof.

6.7                 Termination of Employment.  Unless otherwise provided in the Award Agreement, the following rules shall apply to SARs upon a Termination of Employment:

(a)            If a Participant incurs a Termination of Employment, all unvested SARs shall be forfeited.

(b)           If a Participant incurs a Termination of Employment on account of Disability, death, or Retirement, all vested SARs shall remain exercisable until the earlier of (i) the scheduled expiration date of the SARs, or (ii) 12 months after the date of the Participant’s Termination of Employment on account of Disability, death or Retirement.

(c)            If a Participant incurs a Termination of Employment for any reason other than Disability, death, or Retirement, all vested SARs shall lapse (and no longer be exercisable) as of the end of the 90th day following the date of the Participant’s Termination of Employment.  Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law, or (ii) Shares may not be purchased or sold by certain Employees due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

6.8                 Nontransferability of SARs.  No SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, all SARs granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.  Notwithstanding the foregoing, the Committee may, in its discretion, permit the transfer of a SAR to a family member, trust or partnership, or to a charitable organization, provided that no value or consideration is received by the Participant with respect to such transfer.

Article 7

Restricted Stock, Restricted Stock Units, Stock Grants, and Stock Units

7.1                 Grant of Restricted Stock and Restricted Stock Units.  Subject to the terms and provisions of the Plan, Restricted Stock and/or Restricted Stock Units may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee.

7.2                 Award Agreements.  Each Restricted Stock Award and each Restricted Stock Unit Award granted shall be evidenced by an Award Agreement that shall specify the type of Award, the Period of Restriction, the number of Shares to which the Award pertains, and such other terms and conditions as the Committee shall determine.

7.3                 Payment.  Payment for Restricted Stock and/or Restricted Stock Units shall be made in the manner and at the time designed by the Committee in the Award Agreement. The Award Agreement shall specify whether Restricted Stock Units shall be paid in cash, in Shares of equivalent value, or in a combination thereof.  Restricted Stock Awards shall be paid in Shares.  If certificates representing Shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the Restricted Stock and the Company may, in its discretion, retain physical possession of the certificate until the applicable Period of Restrictions lapses.

7.4                 Period of Restriction and Vesting.  The Committee may impose such conditions and/or restrictions on any Shares of Restricted Stock and/or Restricted Stock Units as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting, which may or may not follow the attainment of the Performance Goals, sales restrictions, voting restrictions, restrictions on the right to receive dividends in the case of a Restricted Stock Award, and/or restrictions under applicable federal or state securities laws.

7.5                 Stock Grant Awards.  Subject to the terms and provisions of the Plan, Stock Grant Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee.  A Stock Grant Award grants a Participant the right to receive (or purchase at such price as determined by the Committee) Shares free of any vesting restrictions.  All Stock Grant Awards shall be evidenced by an Award Agreement that shall specify the number of Shares granted and such other provisions as the Committee shall determine. The purchase price, if any, for a Stock Grant Award shall be payable in cash or in any other form of consideration acceptable to the Committee.  A Stock Grant Award may be granted or sold in respect of any legal consideration.

7.6                 Stock Unit Awards.  Subject to the terms and provisions of the Plan, Stock Unit Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee.  A Stock Unit Award grants a Participant the right to receive Shares, or a cash payment equal to the Fair Market Value of a designated number of Shares, in the future free of any vesting restrictions.  All Stock Unit Awards shall be evidenced by an Award Agreement that shall specify the number of Shares to which the Award relates, whether the Award will be paid in Shares, or cash, and such other provisions as the Committee shall determine.  A Stock Unit Award may be granted in respect of any legal consideration.

7.7                 Transferability.  Restricted Stock and/or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the Period of Restriction, except as otherwise provided in the Award Agreement or by will or by the laws of descent and distribution.  Shares issued pursuant to a Stock Grant Award shall not be subject to any restrictions other than those imposed by applicable law, if any. Stock Unit Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to payment, except as otherwise provided in the Award Agreement or by will or by the laws of descent and distribution. All rights with respect to Restricted

Stock and/or Restricted Stock Units shall be available during his or her lifetime only to the Participant.  Except as otherwise provided in the Plan or in any Award Agreement, Restricted Stock shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

7.8                 Voting Rights.  Except as otherwise provided in the Award Agreement, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares during the Period of Restriction.  Participants shall not have any voting rights with respect to Shares underlying a Restricted Stock Unit or Stock Unit Award.

7.9                 Termination of Employment. Unless otherwise provided in the Award Agreement, the following rules shall apply to Restricted Stock and/or Restricted Stock Units upon a Termination of Employment:

(a)                  If a Participant incurs a Termination of Employment on account of Disability, death, or Retirement during a Period of Restriction, any time-based or other restrictions imposed on Restricted Stock and/or Restricted Stock Units shall lapse and the Participant shall receive a prorated payment calculated as follows:

(i)       For Restricted Stock and/or Restricted Stock Units subject to time-based restrictions, the prorated payment shall be determined by multiplying the number of shares of Restricted Stock and/or Restricted Stock Units the Participant would have received had the Participant continued employment through the end of the Period of Restriction by a fraction, the numerator of which is the number of whole months the Participant was employed during the Period of Restriction and the denominator of which is the total number of months in the Period of Restriction.

(ii)     For Restricted Stock and/or Restricted Stock Units subject to time-based and performance-based restrictions, the prorated payment shall be determined by multiplying the number of shares of Restricted Stock and/or Restricted Stock Units earned during the Period of Restriction, as determined at the end of the Period of Restriction based on the level of achievement of the performance-based restrictions, by a fraction, the numerator of which is the number of whole months the Participant was employed during the Period of Restriction and the denominator of which is the total number of months in the Period of Restriction.

(b)           If a Participant incurs a Termination of Employment for any reason other than Disability, death, or Retirement during a Period of Restriction, all unvested Restricted Stock and/or Restricted Stock Units shall be forfeited.

(c)            All amounts payable pursuant to this Section 7.9 shall be paid in the manner and at the time designated by the Committee in the Award Agreement.

Article 8

Performance Units, Performance Shares and Performance Cash Awards

8.1                 Grant of Performance Units or Performance Shares.  Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee.

8.2                 Award Agreements.  Each Performance Unit and each Performance Share granted shall be evidenced by an Award Agreement that shall specify the type of Award, the Performance Period, the Performance Goal and/or Goals, the number of Performance Units or Performance Shares granted, the value of the Award, and such other terms and conditions as the Committee shall determine.

8.3                 Payment.  Payment for Performance Units and Performance Shares shall be made in the manner and at the time specified by the Committee in the Award Agreement.   The Award Agreement shall

specify whether Performance Units shall be paid in cash, Shares of equivalent value, or in a combination thereof.  Performance Shares shall be paid in Shares.  Unless otherwise provided in the Award Agreement, payment shall be made in a single lump sum payment in cash, Shares, or in a combination thereof within 70 days following the end of the applicable Performance Period.

8.4                 Performance Cash Awards.  Subject to the terms and provisions of the Plan, Performance Cash Awards may be granted to one or more Participants upon such terms and conditions, and at any time and from time to time, as shall be determined by the Committee. Each Performance Cash Award shall be evidenced by an Award Agreement that shall specify the Performance Period, the Performance Goal or Goals, the payment provisions and such other provisions as the Committee shall determine in its sole discretion.  Unless otherwise provided in the Award Agreement, payment shall be made in a single lump sum payment in cash within 70 days following the end of the applicable Performance Period.

8.5                 Performance Criteria and Vesting.  The Committee may impose such conditions and/or restrictions on any Performance Unit, Performance Share, or Performance Cash Award granted pursuant to the Plan as it may deem advisable, in its discretion, including, without limitation, restrictions based upon the achievement of specific Performance Goals (Company-wide, Subsidiary-wide, divisional, and/or individual), time-based restrictions on vesting, which may or may not commence following the attainment of the Performance Goals, sales restrictions, and/or restrictions under applicable federal or state securities laws.  Except as otherwise provided in Article 8 or Article 10, the achievement of the Performance Goals for a particular Performance Period will determine the ultimate value of the Performance Share, Performance Unit, or Performance Cash Award to the Participant.

The Performance Goal or Goals applicable to any Performance Share, Performance Unit or Performance Cash Award shall be based on the Performance Criteria selected by the Committee and designated in the Award Agreement. The Performance Criteria applicable to any Performance Share, Performance Unit or Performance Cash Award granted to a Covered Employee that is designated as, or deemed to be, a Performance-Based Compensation Award pursuant to Article 10 shall be limited to the Performance Criteria listed in the Glossary.  The Performance Criteria applicable to any other Performance Share, Performance Unit or Performance Cash Award shall include the Performance Criteria listed in the Glossary and such other criteria or factors as may be determined by the Committee and specified in the Award Agreement.  Except as otherwise provided in Article 10 with respect to Performance-Based Compensation Awards to Covered Employees, the Committee shall retain the power to adjust the Performance Goals, the level of attainment of the Performance Goals or otherwise increase or decrease the amount payable with respect to any Award made pursuant to this Article 8.

8.6                 Termination of Employment.  Unless otherwise provided in the Award Agreement, the following rules shall apply to Performance Shares, Performance Units and/or Performance Cash Awards upon a Termination of Employment:

(a)            If a Participant incurs a Termination of Employment on account of Disability, death, or Retirement during a Performance Period, the Participant shall receive a prorated payment for any outstanding Performance Share, Performance Unit and/or Performance Cash Awards. The prorated payment shall be determined by multiplying the number of Performance Share, Performance Unit and/or Performance Cash Awards earned during the Performance Period, as determined at the end of the Performance Period based on the level of achievement of the Performance Goals, by a fraction, the numerator of which is the number of whole months the Participant was employed during the Performance Period and the denominator of which is the total number of months in the Performance Period.

(b)           If a Participant incurs a Termination of Employment for any reason other than Disability, death, or Retirement during a Performance Period, all unvested Performance Shares, Performance Units and/or Performance Cash Awards shall be forfeited.

(c)            All amounts payable pursuant to this Section 8.6 shall be paid in the manner and at the time designated by the Committee in the Award Agreement.

8.7                 Nontransferability.  Performance Units, Performance Shares and Performance Cash Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  A Participant’s rights with respect to Performance Units, Performance Shares and Performance Cash shall be exercisable during the Participant’s lifetime only by the Participant.

Article 9

Dividend Equivalent Rights

9.1                 Dividend Equivalent Rights.  Subject to the terms and provisions of the Plan, the Committee may grant Dividend Equivalent Rights to a Participant as a component of any Restricted Stock Unit, Stock Unit, Performance Unit or Performance Share Award. Each Dividend Equivalent Right shall be evidenced by an Award Agreement.  Unless the Award Agreement provides that the dividend equivalents will be accumulated in cash, with or without interest, dividend equivalents credited to the holder of a Dividend Equivalent Right shall be deemed to be reinvested in additional Shares, which may thereafter accrue additional dividend equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may apply under a dividend reinvestment plan sponsored by the Company.  Dividend Equivalent Rights may be paid in cash, in Shares of equivalent value, or in a combination thereof.  In no event may a Dividend Equivalent Right made with respect to a Restricted Stock Award or a Restricted Stock Unit Award that vests based on the achievement of Performance Goals or with respect to a Performance Share Unit or Performance Share Award be paid unless and until such Award vests or is earned by satisfaction of the applicable Performance Goals. A Dividend Equivalent Right may not be granted in connection with any Option or SAR.

9.2                 Termination of Employment.  Unless otherwise provided in the Award Agreement, a Participant’s right to receive payment for Dividend Equivalent Rights following a Termination of Employment shall be the same as the Participant’s right to receive payment for the underlying Award (e.g., the Restricted Stock Unit, Stock Unit, Performance Unit or Performance Share Award).

Article 10

Performance-Based Compensation Awards

10.1              Purpose and Applicability.  Section 162(m) of the Code limits the amount of the Company’s deductions for compensation payable to Covered Employees to $1,000,000 per year.  “Performance-based compensation” that meets the requirements set forth in Section 162(m) of the Code and is not subject to this limitation.  The purpose of this Article 10 is to enable the Committee to qualify some or all of the Awards granted to Covered Employees pursuant to Articles 7, 8, and 9 as “performance-based compensation” pursuant to Section 162(m) of the Code. If the Committee decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will provide in the Award Agreement or otherwise that the Award is intended to be a Performance-Based Compensation Award.  Unless the Award Agreement evidencing an Award to a Covered Employee specifically indicates that the Award is not intended to be a Performance-Based Compensation Award, the Award will be considered to be a Performance-Based Compensation Award and will be subject to all of the requirements of this Article 10.

This Article 10 shall apply only to Performance-Based Compensation Awards. If this Article 10 applies, its provisions control over any contrary provision contained in any other section of this Plan or any Award Agreement.  The provisions of this Article 10 and any Award Agreement for a Performance-Based Compensation Award shall be interpreted in a manner consistent with the requirements of Section 162(m) of the Code.  If any provision of this Plan or any Award Agreement for a Performance-Based Compensation Award does not comply with or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10.2              Discretion of Committee with Respect to Performance-Based Compensation Awards.  With regard to a particular Performance Period, the Committee may select the length of such Performance Period, the type of Performance-Based Compensation Awards to be issued, the kind and/or level of the Performance Goal or Goals, and whether the Performance Goal or Goals is or are to apply to the Company, a Subsidiary or any division or business unit thereof or the Participant or any group of Participants. Depending on the Performance Criteria used to establish the Performance Goals, the Performance Goals may be stated in terms of absolute levels or relative to another company or to an index or indices.

10.3              Establishment of Performance Goals. A Performance-Based Compensation Award shall provide for payment only upon the attainment of one or more pre-established, objective Performance Goals.  The Performance Goals, and the process by which they are established, shall satisfy all of the requirements of Section 162(m) of the Code.  By way of illustration, but not limitation, the following requirements must be satisfied:

(a)            The Performance Goals shall be based solely on the Performance Criteria specifically identified in the Glossary;

(b)           The Performance Goals shall be considered to be pre-established only if the Performance Goals are established by the Committee in writing not later than 90 days after the commencement of the Performance Period for such Award; provided that (i) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals, and (ii) in no event may the Committee establish the Performance Goals for any Performance-Based Compensation Award after 25% of the Performance Period for such Award has elapsed;

(c)            A Performance Goal will be considered to be objective only if a third party having knowledge of the relevant facts could determine whether the Performance Goal has been met;

(d)           The Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee if the Goal is attained. For this purpose, the formula will be considered to be objective only if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee; and

(e)                  The objective formula or standard must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the Performance Goal.

10.4              Performance Evaluation; Adjustment of Goals. At the time that a Performance-Based Compensation Award is first issued, the Committee, in the Award Agreement or in another written document, may specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period, as the Committee deems appropriate:

(a)            Judgments entered or settlements reached in litigation or regulatory proceedings;

(b)           The write down or sale of assets;

(c)            The impact of discontinued operations or any reorganization, liquidation or restructuring;

(d)           The impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results;

(e)            Extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual or quarterly reports filed with the Securities and Exchange Commission in respect of the applicable year;

(f)            The impact of any mergers, acquisitions, spin-offs or other divestitures;

(g)            Foreign exchange gains and losses; and

(h)           An event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management.

The inclusion or exclusion of these items shall be expressed in a form that is intended to satisfy the requirements of Section 162(m) of the Code. If the Committee does not indicate that performance will be calculated excluding the effect of any of the foregoing events, such effect shall be included.  The Committee also may, but only within the time prescribed by  Section 162(m), adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

10.5              Adjustment of Performance-Based Compensation Awards.  The Committee may adjust the determinations of the degree of attainment (taking into account any adjustments required pursuant to Section 10.4) of the pre-established Performance Goals.  Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance-Based Compensation Award that will increase the amount payable under any such Award. The Committee shall retain the power to adjust Performance-Based Compensation Awards downward or to otherwise reduce the amount payable with respect to any Performance-Based Compensation Award.

10.6              Continued Employment Required. Unless otherwise provided in the relevant Award Agreement, a Participant must be an employee of the Company or a Subsidiary on the day a Performance-Based Compensation Award for such Performance Period is paid to the Participant.

10.7              Certification by Committee.  The payment for a Performance-Based Compensation Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.  Committee certification is not required for compensation that is attributable solely to the increase in the value of the Company’s Stock.

10.8              Miscellaneous.  The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance-Based Compensation Award for such Performance Period.  Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.

Article 11

Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the

Participant’s estate.  The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

Article 12

Change in Control

In the event of a Change in Control, the treatment of all Awards granted under the Plan shall be governed by the NV Energy Change in Control Policy unless otherwise provided in an Award Agreement.

Article 13

Rights of Parties

13.1              No Continued Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service with the Company or any Subsidiary at any time, for any reason or no reason in the Company’s sole discretion, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

13.2              Participation.  No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.3              Unfunded Plan.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.  Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent provided hereunder.

13.4              Relationship to Other Benefit.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as otherwise provided in such plan.

13.5              Expenses.  The expenses of administering the Plan shall be borne by the Company.

13.6              Rights of Shareholder.  Except as otherwise provided in the Plan or any Award Agreement, no Participant shall have any rights as a shareholder of the Company with respect to any Award, unless and until unrestricted Shares are issued to the Participant or the restrictions on any Shares previously granted lapse.

13.7              Clawback.  Notwithstanding any provision in the Plan to the contrary, in an Award Agreement the Committee shall include provisions calling for the recapture, forfeiture, recoupment, or clawback (collectively, “Clawback”) of all or any portion of an Award to the extent necessary to comply with applicable law in effect on the date of the Award Agreement, including but not limited to, the final rules issued by the Securities and Exchange Commission and NYSE pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Committee may also include other Clawback provisions in the Award Agreement as it determines to be appropriate.  By accepting an Award, each Participant agrees to be bound by, and comply with, the terms of any such Clawback provisions and with any Company request or demand for Clawback.

13.8              Stock Ownership Guidelines.  By accepting an Award, each Participant agrees to comply with the Company’s stock ownership guidelines as such guidelines may be amended from time to time.

Article 14

Amendment, Modification, and Termination

14.1              Amendment, Modification, and Termination.  The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that any such action of the Board shall be subject to shareholder approval to the extent necessary to comply with applicable law, regulation, or rule of the stock exchange on which the Shares are listed, quoted or traded.  Except as provided in Section 3.4, the Board may not, without the approval of shareholders: (i) increase the number of shares available for grant under the Plan; (ii) increase the numeric limits expressed in Article 3, (iii) expand the types of awards available for grant under the Plan; (iv) expand the class of individuals eligible to participate in the Plan; (v) permit the Committee to grant Options or SARs with an exercise price below Fair Market Value on the Grant Date; (vi) permit the Committee to extend the exercise period for an Option or SAR beyond 10 years from the Grant Date; (vii) amend Section 5.3 to permit the Committee to reprice previously granted Options; (viii) amend Section 6.3 to permit the Committee to reprice previously granted SARs; or (ix) take any other action relative to an Option or SAR that would be treated as a repricing under the rules of the NYSE (or any national securities exchange on which the Stock may then be traded).

14.2              Awards Previously Granted.  Except as provided in the next sentence, no alteration, amendment, suspension, or termination of the Plan or any outstanding Award Agreement shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the applicable Participant. The consent of the holder of an Award is not needed if the change: (i) is necessary or appropriate to conform the Award to, or otherwise satisfy legal requirements (including without limitation the provisions of Sections 162(m) or 409A of the Code); or (ii) does not adversely affect in any material way the rights of the holder; or (iii) is made pursuant to an adjustment as provided in Section 3.4.

14.3              Performance-Based Compensation Awards.  The Committee shall not take any other action that would cause a Performance-Based Compensation Award to fail to satisfy the requirements of Section 162(m) of the Code unless the Committee concludes that the deduction limitations will not become applicable or that the amendment is appropriate despite the deduction limitation imposed by Section 162(m) of the Code.

Article 15

Tax Withholding

15.1              Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the minimum federal, state, and local withholding taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising out of the Plan or any Award.  To the extent alternative methods of withholding are available under applicable tax laws, the Company shall have the power and discretion to choose among such methods.

15.2              Payment.  To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by: (i) using already owned Shares held by the Participant; (ii) a broker-assisted “cashless” transaction; (iii) directing the Company to apply Shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the required minimum statutory withholding amount; or (iv) personal check or other cash equivalent acceptable to the Company.

Article 16

Indemnification

Each person who is or shall have been a member of the Committee or of the Board, or who has served as the CEO, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17

Successors

All obligations of the Company with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or otherwise.

Article 18

Legal Construction

18.1              Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

18.2              Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3              Requirements of Law. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by government agencies as may be required.  The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any Shares paid pursuant to the Plan. If the Shares paid pursuant to the Plan are exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption. The Committee shall impose such restrictions on any Award as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of the NYSE or any other exchange or automated quotation system upon which the Stock is then listed, quoted or traded and under any blue sky or state securities laws applicable to such Award.

18.4              Securities Law Compliance.  With respect to any person who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b‑3 or its successors pursuant to the Exchange Act.  Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b‑3 or its successors pursuant to the Securities Exchange Act.  To the extent any provision of the Plan or action by the

Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

18.5              Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the Shares are listed, quoted or traded.  All Shares delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded.  The Committee may place legends on any Stock certificate to reference restrictions applicable to the Shares.  In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board deems advisable in order to comply with any such laws, regulations, or requirements.

18.6              Governing Law.  To the extent not preempted by federal law, the Plan and all Award Agreements issued hereunder shall be construed in accordance with and governed by the laws of the State of Nevada.

18.7              Survival.  The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any Award Agreements and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such Shares.

18.8              Section 409A Compliance.

(a)            General Compliance.  Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Unit Awards, Performance Share Awards, Performance Share Unit Awards, Performance Cash Awards and Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to the requirements of Section 409A of the Code.  If an Award is subject to the requirements of Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto.  In such cases, the Award Agreement may include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto.

(b)           Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code (and not otherwise exempt from Section 409A) and is payable upon the Participant’s Separation from Service, then to the extent necessary to avoid the imposition of additional taxes under Section 409A of the Code, such payment shall not commence prior to the first business day following the date which is six months after the Participant’s Separation from Service (or if earlier than the end of the six month period, the date of the Participant’s death).  Any amounts that would have been distributed during such six month period will be distributed on the day following the expiration of the six month period.

(c)            Prohibition on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code (and not otherwise exempt from Section 409A) be accelerated or subject to further deferral except as otherwise permitted or required pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the specified time period. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with Section 409A of the Code.

2013 LTIP GLOSSARY

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(d)           “2004 Plan” means the Amended and Restated NV Energy, Inc. 2004 Executive Long Term Incentive Plan, as amended and restated January 1, 2011.

(e)            “Acquired Plan” has the meaning ascribed to it in Section 3.5.

(f)            “Award” means, individually or collectively, a grant under this Plan of any Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Performance Cash, Stock Grants, Stock Units, or Dividend Equivalent Rights.

(g)            “Award Agreement” means any written agreement, contract, or other instrument or document, including electronic agreement, evidencing an Award.

(h)           “Board” or “Board of Directors” means the Board of Directors of the Company.

(i)             “Chief Executive Officer” or “CEO” means the President and Chief Executive Officer of the Company.

(j)             “Change in Control” has the meaning ascribed to it in the NV Energy Change in Control Policy.

(k)           “Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(l)             “Committee” means the Compensation Committee of the Board or any such other Committee as may be designated by the Board to administer the Plan in accordance with Article 2.

(m)          “Company” means NV Energy, Inc., a Nevada corporation, or any successor thereto as provided in Article 17.

(n)           “Covered Employee” means an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(o)           “Director” means any individual who is a member of the Board.

(p)           “Disability” means that a Participant who is an Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (iii) has been determined to be totally disabled by the Social Security Administration.

(q)           “Dividend Equivalent Right” means a right granted to a Participant pursuant to Article 9 to receive credits based on the cash dividends that would have been paid on the Shares specified in the Award as if such Shares had been issued and held by the Participant.

(r)            “Effective Date” has the meaning ascribed to it in Section 1.2.

(s)            “Employee” means any full-time or part-time employee of the Company or of the Company’s Subsidiaries (including any officer who is also an employee).  Directors who are not otherwise employed by the Company shall not be considered Employees for purposes of this Plan.

(t)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.  All references to the Exchange Act shall be interpreted to include a reference to any applicable rules, regulations, rulings or other official guidance promulgated pursuant to such section of the Exchange Act.

(u)           “Fair Market Value” means, as of any date, the closing sale price for the Stock as reported on the NYSE (or any national securities exchange on which the Stock may then be traded) on that date or, if there is no such sale on the relevant date, then the sale price on the last day on which a sale was reported.

(v)           “Freestanding SAR” means a SAR that is granted independently of any Options.

(w)          “Grant Date” means as determined by the Committee (or the CEO with respect to an Award granted pursuant to Section 2.5), the latest to occur of: (i) the date on which the Committee (or CEO) approves an Award; (ii) the date on which an Award to a prospective Employee first becomes effective; or (iii) such other date as may be specified in the Award Agreement.

(x)            “Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 5, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(y)           “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Article 5, which is not intended to be an Incentive Stock Option.

(z)           “NV Energy Change in Control Policy” means the NV Energy Executive Change in Control Policy, as such Policy may be amended from time to time.

(aa)         “NYSE” means the New York Stock Exchange.

(bb)        “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(cc)         “Participant” means an individual who has been granted an Award.

(dd)        “Performance-Based Compensation Award” means an Award intended to satisfy the requirements of the performance-based compensation exception to the limitations imposed by Section 162(m) of the Code on the tax deductibility of compensation payable to Covered Employees.

(ee)         “Performance Cash” means a right granted to a Participant pursuant to Article 8.  A Performance Cash Award grants a Participant the right to receive an amount of cash depending on the satisfaction of one or more Performance Goals for a particular Performance Period.

(ff)          “Performance Criteria” means the criteria, or any combination of the criteria, that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.  The Performance Criteria that will be used to establish Performance Goals for Performance-Based Compensation Awards are limited to the following: (i) total stockholder return; (ii) total stockholder return as compared to total return of a publicly available index; (iii) net income; (iv) pretax earnings; (v) funds from operations; (vi) earnings before interest expense, taxes, depreciation and amortization; (vii) operating margin; (viii) earnings per share (on a fully diluted or other basis); (ix) return on equity, capital, assets or investment; (x) operating earnings; (xi) working capital and/or liquidity; (xii) completion of capital projects; (xiii) expense and/or liability containment; (xiv) operating expenditures; (xv) operational safety metrics; (xvi) energy supply; conservation and environmental performance; (xvii) customer satisfaction metrics; (xviii) service level and reliability metrics; (xix) shareholder profile metrics; (xx) ethics; (xxi) public affairs and marketing metrics; (xxii) ratio of debt to stockholders equity; (xxiii) workforce-related metrics; (xxiv) internal financial reporting and accounts payable metrics; and (xxv) revenue.   The Performance Criteria that will be used to establish performance goals with respect to any Award other than a Performance-Based Compensation Award that is subject to Article 10 will include the above-listed Performance Criteria and such other criteria as may be set forth in the applicable Award Agreement.  Any of the Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, company, or any other basket of companies.  Financial Performance Criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards.  The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for a particular Performance Period for a particular Participant.

(gg)         “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria.

(hh)        “Performance Period” means one or more periods of time, as the Committee may select, over which the satisfaction of one or more Performance Goals will be measured for the purposes of determining a Participant’s right to, and the payment of, an Award.

(ii)           “Performance Share” means an Award granted to a Participant pursuant to Article 8.   A Performance Share Award grants a Participant a right to receive a specified number of Shares depending on the satisfaction of one or more Performance Goals for a particular Performance Period.

(jj)           “Performance Unit” means an Award granted to a Participant pursuant to Article 8.  A Performance Unit Award grants a Participant a right to receive a specified number of Shares, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a specified number of Shares depending on the satisfaction of one or more Performance Goals for a particular Performance Period.

(kk)        “Period of Restriction” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions pursuant to Article 7.

(ll)           “Plan” means this NV Energy, Inc. 2013 Long Term Incentive Plan.

(mm)     “Restricted Stock” means an Award granted to a Participant pursuant to Article 7.  A Restricted Stock Award grants a Participant a right to receive a specified number of Shares, subject to any vesting or other restrictions deemed appropriate by the Committee.

(nn)        “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 7.  A Restricted Stock Unit Award grants a Participant a right to receive a specified number of Shares, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a specified number of Shares, subject to any vesting or other restrictions deemed appropriate by the Committee.

(oo)        “Retirement,” unless otherwise provided in the Award Agreement, means a Termination of Employment with the Company and its Subsidiaries after (i) attainment of age 55 with 10 years of service; (ii) attainment of age 60 with 5 years of service; or (iii) attainment of age 59½ for individuals who participate in the NV Energy 401(k) Plan. For purposes of determining whether an individual has “Retired,” service shall be measured by completed calendar months of employment.

(pp)       “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A.  If an Award is subject to Section 409A, the term “Separation from Service” has the meaning ascribed to it in Treasury Regulation Section 1.409A-1(h).  In applying Treasury Regulation Section 1.409A-1(h) for determining whether a Separation from Service has occurred, the standard, as opposed to elective or optional, provisions shall be used.

(qq)        “Specified Employee” has the meaning ascribed to it in Treasury Regulation Section 1.409A-1(i).

(rr)          “Shares” means shares of Stock.

(ss)         “Stock” means the common stock of the Company.

(tt)          “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designed as a SAR, pursuant to Article 6.

(uu)        “Stock Grant” means an Award granted to a Participant pursuant to Article 7.

(vv)        “Stock Unit” means an Award granted to a Participant pursuant to Article 7.

(ww)     “Subsidiary” means any subsidiary or parent of the Company that is: (i) a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; or (ii) a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group.  In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(xx)         “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 6, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall be similarly canceled).

(yy)       “Termination of Employment” means the cessation of performance of services for the Company.  For this purpose, transfer of a Participant among the Company and any Subsidiary shall not be considered a Termination of Employment with the Company.  In the context of an Award that is subject to the requirements of Section 409A of the Code, the term “Termination of Employment” means a Separation from Service.